UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment no. 3)


                                ArthroCare Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   043136 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

-----------------------------------------------                                      -----------------------------------
CUSIP No.  043136 10 0                                      13G                                    Page 2 of 14 Pages
           ------------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           InterWest Partners V, LP
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (A)  [ ]
                                                                                                          (B)  [ ]

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

                                        0
          NUMBER OF            -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                      0
        EACH REPORTING         -------- --------------------------------------------------------------------------------
         PERSON WITH              7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 2 of 14 Pages

-----------------------------------------------                                      -----------------------------------

CUSIP No. 043136 10 0                                      13G                                     Page 3 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Interwest Management Partners V, LP

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (A)  [ ]
                                                                                                          (B)  [ ]

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

                                        0
          NUMBER OF            -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                      0
        EACH REPORTING         -------- --------------------------------------------------------------------------------
         PERSON WITH              7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!


                                                     Page 3 of 14 Pages

-----------------------------------------------                                      -----------------------------------

CUSIP No. 043136 10 0                                      13G                                     Page 4 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Alan W. Crites

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (A)  [ ]
                                                                                                          (B)  [ ]

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

                                        8,638
          NUMBER OF            -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                      0
        EACH REPORTING         -------- --------------------------------------------------------------------------------
         PERSON WITH              7     SOLE DISPOSITIVE POWER

                                        8,638
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,638

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.08%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!


                                                     Page 4 of 14 Pages

-----------------------------------------------                                      -----------------------------------

CUSIP No. 043136 10 0                                      13G                                     Page 5 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Philip T. Gianos

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (A)  [ ]
                                                                                                          (B)  [ ]

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

                                        7,577
          NUMBER OF            -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                      0
        EACH REPORTING         -------- --------------------------------------------------------------------------------
         PERSON WITH              7     SOLE DISPOSITIVE POWER

                                        7,577
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,577

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.07%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!


                                                     Page 5 of 14 Pages

-----------------------------------------------                                      -----------------------------------

CUSIP No. 043136 10 0                                      13G                                     Page 6 of 14 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Wallace R. Hawley

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (A)  [ ]
                                                                                                          (B)  [ ]

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

                                        0
          NUMBER OF            -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                      0
        EACH REPORTING         -------- --------------------------------------------------------------------------------
         PERSON WITH              7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!


                                                     Page 6 of 14 Pages

-----------------------------------------------                                      -----------------------------------

CUSIP No. 043136 10 0                                      13G                                     Page 7 of 14 PageS
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           W. Scott Hedrick

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (A)  [ ]
                                                                                                          (B)  [ ]

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

                                        10,761
          NUMBER OF            -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                      0
        EACH REPORTING         -------- --------------------------------------------------------------------------------
         PERSON WITH              7     SOLE DISPOSITIVE POWER

                                        10,761
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,761

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!


                                                     Page 7 of 14 Pages

-----------------------------------------------                                      -----------------------------------
CUSIP No.  043136 10 0                                      13G                                    Page 8 of 14 Pages
           ------------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           W. Stephen Holmes
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (A)  [ ]
                                                                                                          (B)  [ ]

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

                                        0
          NUMBER OF            -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                      0
        EACH REPORTING         -------- --------------------------------------------------------------------------------
         PERSON WITH              7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 8 of 14 Pages

-----------------------------------------------                                      -----------------------------------
CUSIP No.  043136 10 0                                      13G                                    Page 9 of 14 Pages
           ------------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Robert R. Momsen
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (A)  [ ]
                                                                                                          (B)  [ ]

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

                                        46,537
          NUMBER OF            -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                      0
        EACH REPORTING         -------- --------------------------------------------------------------------------------
         PERSON WITH              7     SOLE DISPOSITIVE POWER

                                        46,537
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           46,537

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.4%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 9 of 14 Pages

-----------------------------------------------                                      -----------------------------------
CUSIP No.  043136 10 0                                      13G                                    Page 10 of 14 Pages
           ------------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Arnold L. Oronsky
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (A)  [ ]
                                                                                                          (B)  [ ]

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

                                        6,315
          NUMBER OF            -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                      0
        EACH REPORTING         -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        6,315
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,315

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.06%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                            *SEE INSTRUCTION BEFORE FILLING OUT!

                                                     Page 10 of 14 pages

Item 1.

(a)      Name of Issuer:  ArthroCare Corporation. ("Issuer")


(b)      Address of Issuer's Principal Executive Offices:

         595 North Pastoria Avenue
         Sunnyvale, CA 94086

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners V, L.P. ("IWP V")
         InterWest Management Partners V, L.P. ("IMP V")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes ("Holmes")
         Robert R. Momsen ("Momsen")
         Arnold L. Oronsky ("Oronsky")

(b)      Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IWP V:       California
         IMP V:       California
         Crites:      United States
         Gianos:      United States
         Hawley:      United States
         Hedrick:     United States
         Holmes:      United States
         Momsen:      United States
         Oronsky:     United States


 (d)     Title of Class of Securities:  Common Stock

 (e)     CUSIP Number:     043136 10 0

Item 3.  Not applicable.



                               Page 11 of 14 pages

Item 4.         Ownership.
===================================================================================

                         Crites     Gianos       Hedrick     Momsen        Oronsky
-----------------------------------------------------------------------------------
(a)     Beneficial
        Ownership         8,638      7,577        10,761       46,537**      6,315
-----------------------------------------------------------------------------------
(b)     Percentage
        of Class           0.08%      0.07%          0.1%         0.4%        0.06%
-----------------------------------------------------------------------------------
(c)     Sole Voting
        Power             8,638      7,577        10,761       46,537        6,315
-----------------------------------------------------------------------------------
        Shared
        Voting Power          0          0             0            0            0
-----------------------------------------------------------------------------------
        Sole
        Dispositive
        Power             8,638      7,577        10,761       46,537        6,315
-----------------------------------------------------------------------------------
        Shared
        Dispositive
        Power                 0          0             0            0            0
===================================================================================

**Includes options vested through 2/29/2000 representing 9,000 shares of common stock.

Item 5.        Ownership of Five Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP V, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable

EXHIBITS

A.       Joint Filing Statement


                               Page 12 of 14 pages

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 2000


INTERWEST PARTNERS V, L.P.

By:    InterWest Management Partners V, L.P.          __________________________
                                                      Alan W. Crites

       By:__________________________________
          General Partner                             __________________________
                                                      Philip T. Gianos

INTERWEST MANAGEMENT PARTNERS V, L.P.
                                                      __________________________
                                                      Wallace R. Hawley
    By:_____________________________________
       General Partner
                                                      __________________________
                                                      W. Scott Hedrick


                                                      __________________________
                                                      W. Stephen Holmes


                                                      __________________________
                                                      Robert R. Momsen


                                                      __________________________
                                                      Arnold L. Oronsky



                               Page 13 of 14 pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 2000


INTERWEST PARTNERS V, L.P.

By:    InterWest Management Partners V, L.P.          __________________________
                                                      Alan W. Crites

       By:__________________________________
          General Partner                             __________________________
                                                      Philip T. Gianos

INTERWEST MANAGEMENT PARTNERS V, L.P.
                                                      __________________________
                                                      Wallace R. Hawley
    By:_____________________________________
       General Partner
                                                      __________________________
                                                      W. Scott Hedrick


                                                      __________________________
                                                      W. Stephen Holmes


                                                      __________________________
                                                      Robert R. Momsen


                                                      __________________________
                                                      Arnold L. Oronsky

                               Page 14 of 14 pages